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                                                             EXHIBIT (a)(1)(vi)
                                   CONVERSION

                                       of

        Shares of Preferred Stock (Represented by Depositary Shares) and
                   Tender of Resulting Shares of Common Stock

                                       of

                      SENSORMATIC ELECTRONICS CORPORATION

                                       to

                        TYCO ACQUISITION CORP. XXIV (NV)
              a Wholly Owned Subsidiary of Tyco International Ltd.

                        In Exchange for Common Shares of

                            TYCO INTERNATIONAL LTD.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME,
           ON MONDAY, OCTOBER 1, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                 August 23, 2001

To Our Clients:

   You have received this letter as an owner of Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"). This letter and the accompanying materials provide a procedure for owners of the Depositary Shares representing Preferred Shares to participate in the exchange offer for shares of common stock, par value $0.01 per share, of Sensormatic (the "Common Shares") described below.

   Tyco Acquisition Corp. XXIV (NV), a Nevada corporation ("Tyco Acquisition") and a wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), is offering to exchange a fraction of a common share, par value $0.20 per share, of Tyco for each Common Share upon the terms and subject to the conditions contained in the prospectus, dated August 23, 2001 (the "Prospectus") and in the related letter of transmittal for tendering Common Shares, and in any amendments and supplements thereto, which collectively constitute the "Offer." The terms and conditions of the letter of transmittal for tendering Common Shares, insofar as they are relevant to holders of Preferred Shares who wish to convert and tender their Preferred Shares using the enclosed notice of conversion and letter of transmittal, are set forth in such document.

   In the Offer, each Common Share will be exchanged for a fraction of a Tyco common share having a value of $24.00 (determined as described in the prospectus), unless the Tyco average share price (determined as described in the prospectus) is less than $46.25, in which case Tyco may terminate the merger agreement unless Sensormatic's board of directors agrees that the exchange ratio to be used in the transaction will be fixed at 0.5189 Tyco shares for each outstanding Common Share. In such event Sensormatic common stockholders would receive a fraction of a Tyco common share valued, based on such average share price, at less than $24.00 for each Common Share. The Offer is made pursuant to the agreement and plan of merger, dated as of August 3, 2001, between Tyco Acquisition and Sensormatic, which includes a guarantee by Tyco. The merger agreement provides that following the completion of the Offer and the satisfaction or waiver of all conditions set forth in the merger agreement, Sensormatic will be merged with and into Tyco Acquisition, which will continue as a wholly owned subsidiary of Tyco. The Offer is subject to several conditions set forth in the merger agreement.

   The initial date and time of the expiration of the Offer are set forth above. The expiration time may be extended under the circumstances described in the Prospectus. After Tyco Acquisition's initial acceptance of Common Shares in the Offer, Tyco Acquisition may, but is not required to, extend the Offer for one or more periods totaling between three and 20 business days. This period or periods is referred to as a "subsequent offering period."

   The Offer is not being made for Preferred Shares. If you own Depositary Shares and wish to participate in the Offer, the Preferred Shares represented by the Depositary Shares must be first converted into Common Shares and the Common Shares issued on conversion tendered in the Offer. To assist owners of Depositary Shares that wish to participate in the Offer, Sensormatic and Tyco Acquisition have arranged a procedure whereby the owners of Depositary Shares can deliver their shares for conversion, subject to the acceptance of Common Shares for exchange in the Offer, and tender the Common Shares issuable on conversion in a single step. Sensormatic has appointed Mellon Investor Services LLC, which also serves as exchange agent for the Offer, as its conversion agent for this procedure. In order to use this procedure, you must direct us as your nominee to deliver the Depositary Shares to the conversion agent in accordance with the procedures described in the notice of conversion and letter of transmittal that accompanies this letter. If you use this procedure and you would otherwise be entitled to receive the dividend on the Preferred Shares payable on October 1, 2001, you will receive this dividend as described below.

   We have enclosed the Prospectus for the Offer and a notice of conversion and a letter of transmittal for the Preferred Shares. The merger agreement is annexed to the Prospectus.

   We or our nominee are the holder of Depositary Shares representing Preferred Shares held for your account. A conversion of such Preferred Shares and a tender of the underlying Common Shares can be made only by us or our nominee as the holder and only pursuant to your instructions. The enclosed notice of conversion and letter of transmittal is furnished to you for your information only and cannot be used by you to convert your Preferred Shares held by us for your account and tender the underlying Common Shares.

   We request instructions as to whether you wish us to convert any or all of your Preferred Shares and tender the underlying Common Shares held by us for your account, with such conversion being conditioned upon the expiration of the Offer.

   We urge you to read the Prospectus and the notice of conversion and letter of transmittal carefully before submitting your instructions to us. If you need an additional copy of the Prospectus, please contact the information agent at 1-800-322-2885

   Please note the following:

  . The conversion of Preferred Shares will be effected and become irrevocable only as follows:

   . if the Depositary Shares representing Preferred Shares are duly delivered for conversion prior to the time at which Tyco Acquisition first duly accepts for payment any Common Shares tendered pursuant to the Offer, such conversion will be effective, and the resulting Common Shares will be deemed to be tendered in the Offer, as of immediately prior to that initial acceptance (which will not be prior to the initial expiration time set forth above); or

   . if the Depositary Shares representing Preferred Shares are delivered during any subsequent offering period, such notice of conversion will be effective immediately upon due surrender, and the resulting Common Shares will be deemed to be immediately tendered in the Offer; and

   . the dividend due to paid on the Preferred Shares on the October 1, 2001 dividend payment date will have been paid as described below.

  . Pursuant to the Certificate of Designations of the Preferred Shares, the next dividend to be paid on the Preferred Shares is payable on October 1, 2001, and the record date for entitlement to this dividend will be September 21, 2001. Conversion of any Preferred Shares through the procedure described in the notice of conversion and letter of transmittal will not occur unless and until this dividend is first paid, such that if you convert your Preferred Shares and tender the Common Shares issuable upon such conversion in the Offer, you will receive this dividend whether or not such conversion is effected and prior to such conversion if it is effected.

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

  . The conversion will be deemed not to occur if Tyco Acquisition does not accept any Common Shares in the Offer. If the conversion does not occur, all Depositary Shares delivered for conversion will be returned to you promptly following the expiration time or termination of the Offer.

  . Other than during a subsequent offering period, any Depositary Shares representing Preferred Shares delivered for conversion pursuant to the procedure provided in the notice of conversion and letter of transmittal may be withdrawn at any time prior to the expiration time of the Offer. For any withdrawal to be effective you must follow the procedures for withdrawal described in the notice of conversion and letter of transmittal.

  . Depositary Shares must be surrendered to the conversion agent in integral multiples of ten(10).

  . The conversion price for the Preferred Shares is $19.52 and the liquidation preference is $25.00 per Depositary Share and $250.00 per Preferred Share, resulting in a conversion ratio of approximately 1.28 Common Shares for each Depositary Share and approximately 12.8 Common Share for each Preferred Share. You may convert your Preferred Shares into Common Shares at any time pursuant to the terms of the Preferred Shares without participating in the procedure provided in the enclosed notice of conversion and letter of transmittal. For information regarding such conversion, you may contact your broker, dealer, commercial bank, trust company or other nominee who holds the Depositary Shares on your behalf.

  . If Common Shares are accepted for exchange in the Offer, Sensormatic has agreed to call for redemption all then outstanding Preferred Shares. If any Preferred Shares are outstanding at the time of initial acceptance of the Common Shares, Sensormatic will mail a notice of redemption no later than one business day after such date. The redemption date will be the thirtieth day after the mailing of such notice and the redemption price will be 103.71% of the liquidation preference plus accrued and unpaid dividends.

  . The consideration per Common Share pursuant to the Offer is a fraction of a Tyco common share having a value of $24.00, determined as described in the Prospectus. However, in certain circumstances also described in the Prospectus the consideration per Common Share may be a fraction of a Tyco common share having less than $24.00 in value.

  . The Offer and withdrawal rights for Common Shares tendered in the Offer will expire at 6:00 p.m., New York City time, on Monday, October 1, 2001, unless the Offer is extended.

  . The Offer is conditioned upon various conditions which are set forth in the Prospectus, including (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Common Shares which represent at least a majority of the total issued and outstanding Common Shares on a fully-diluted basis, and (2) the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar material antitrust laws of non-U.S. jurisdictions that are applicable to the Offer.

  . No fraction of a Common Share issuable upon conversion or of a Tyco common share will be issued and cash will be paid in lieu of such fractions to which a stockholder would be entitled.

   If you wish to have us deliver any or all of your Preferred Shares for conversion into Common Shares and tender the underlying Common Shares issuable upon conversion pursuant to the Offer in accordance with the procedures described in the notice of conversion and letter of transmittal and in the Prospectus, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize the conversion of your Preferred Shares, all your Preferred Shares will be converted unless otherwise specified on your instruction form. In any event, all underlying Common Shares resulting from the conversion of Preferred Shares in accordance with your instruction form will be tendered in the Offer. Your instruction form should be forwarded to us in sufficient time to permit us to submit a conversion and tender on your behalf.

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

                        Instructions with Respect to the
                                   CONVERSION

                                       of

        Shares of Preferred Stock (Represented by Depositary Shares) and
                   Tender of Resulting Shares of Common Stock

                                       of

                      SENSORMATIC ELECTRONICS CORPORATION

                                       to

                        TYCO ACQUISITION CORP. XXIV (NV)
              a Wholly Owned Subsidiary of Tyco International Ltd.

                        In Exchange for Common Shares of

                            TYCO INTERNATIONAL LTD.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME,
           ON MONDAY, OCTOBER 1, 2001, UNLESS THE OFFER IS EXTENDED.


   The undersigned acknowledges receipt of your letter, the enclosed prospectus, dated August 23, 2001, and the related notice of conversion and letter of transmittal, relating to the conversion of shares of 6 1/2% Convertible Preferred Stock of Sensormatic into Sensormatic Common Shares and their irrevocable tender pursuant to the offer by Tyco Acquisition Corp. XXIV
(NV), a Nevada corporation and wholly owned subsidiary of Tyco International Ltd., a Bermuda company, to exchange a fraction of a common share of Tyco for each outstanding share of common stock of Sensormatic Electronics Corporation, a Delaware corporation, on the terms and subject to the conditions set forth in the Prospectus and the related letter of transmittal and any amendments or supplements thereto.

   I hereby instruct you to convert the number of Depositary Shares representing Preferred Shares indicated below (or if no number is indicated below, all Preferred Shares) held by you for my account and to tender the underlying Common Shares, upon the terms and subject to the conditions of the notice of conversion and letter of transmittal described above.

  Account Number(s):___________________   Dated: ___________________, 2001

  Number of Depositary Shares to be converted*: __________________________

  Signature(s): __________________________________________________________

  Name(s) (please print): ________________________________________________

  Address(es): ___________________________________________________________

  Area Code and Telephone Number(s): (  ) ________________________________

  Tax Identification or Social Security Number(s): _______________________

  *Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be converted. Each Depositary Share represents a one-tenth interest in a Preferred Share. Depositary Shares must be surrendered in integral multiples of ten.

    Please return this form to the brokerage firm maintaining your account.

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